                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
      TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT
                              TO RULE 13d-2(b)/1/


                           Programmer's Paradise Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    743205106
--------------------------------------------------------------------------------
                                  CUSIP Number

                                December 13, 2001
                                -----------------
                          (Date of Event which requires
                            filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [_] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [_] Rule 13d-1(d)


_______________________

     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 743205106                    13G              Page 2 of 5 Pages

--------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
1.        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Harold M. Seidel
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Missouri
--------------------------------------------------------------------------------
     NUMBER OF    5.       SOLE VOTING POWER                      267,100
      SHARES      --------------------------------------------------------------
   BENEFICIALLY   6.       SHARED VOTING POWER                    -0-
  OWNED BY EACH   --------------------------------------------------------------
    REPORTING     7.       SOLE DISPOSITIVE POWER                 267,100
   PERSON WITH    --------------------------------------------------------------
                  8.       SHARED DISPOSITIVE POWER               -0-
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
                                                                  267,100
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES
                                                                             [_]
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)               5.11%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON                                           IN
--------------------------------------------------------------------------------

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CUSIP No. 743205106                    13G              Page 3 of 5 Pages

ITEM 1.   Issuer's Name and Address of Principal Executive Offices:
          --------------------------------------------------------

          (a)  Programmer's Paradise, Inc.

          (b)  1157 Shrewsbury Avenue
               Shrewsbury, New Jersey  07702

ITEM 2.   Information Concerning Person Filing:
          ------------------------------------

          (a)  Harold Seidel

          (b)  214 North Central Avenue
               Clayton, Missouri  63105

          (c)  Missouri

          (d)  Common Stock

          (e)  743205106

ITEM 3.   Status of Person Filing:
          -----------------------

          Not applicable.

ITEM 4.   Ownership:
          ---------

          (a) 267,100. Mr. Harold M. Seidel holds the securities of the Issuer as trustee of the Harold M. Seidel Revocable Trust Dated November 14, 1997.

          (b)  5.11%

          (c)  (i)   Sole power to vote or direct vote: 267,100 shares
               (ii)  Shared power to vote or direct vote: -0-
               (iii) Sole power to dispose or to direct the disposition: 267,100
               (iv)  Shared power to dispose or direct the disposition: -0-

ITEM 5    Ownership of Five Percent or Less of a Class:
          --------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6.   Ownership of More Than Five Percent on Behalf of Another Person:
          ---------------------------------------------------------------

          Not applicable.

ITEM 7.   Identification and Classification of Subsidiary:
          -----------------------------------------------

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CUSIP No. 743205106                    13G              Page 4 of 5 Pages

          Not applicable.

ITEM 8.   Identification and Classification of Group:
          ------------------------------------------

          Not applicable.

ITEM 9.   Notice of Dissolution of Group:
          ------------------------------

          Not applicable.

ITEM 10.  Certification:
          -------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 743205106                    13G              Page 5 of 5 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



Dated: December 20, 2001                    By:      \s\ Harold M. Seidel
                                               ---------------------------------
                                                     Harold M. Seidel